MGT Gaming to Focus its Litigation Efforts Against Aruze Gaming America

HARRISON, NY (July 8, 2014) -- MGT Gaming, Inc. a subsidiary of MGT Capital Investments, Inc. (NYSE MKT: MGT) today announced that it has made a strategic decision to focus its resources and litigation efforts against Aruze Gaming America, Inc. in the United States District Court for the Southern District of Mississippi (Jackson Division), in which MGT Gaming alleges infringement of U.S. Patent Nos. 7,892,088 and 8,500,554 by Aruze Gaming America’s products known by the trade names “Paradise Fishing” and “Amazon Fishing.” Accordingly, MGT Gaming has dismissed its lawsuits against WMS Gaming Inc.

MGT Gaming and WMS Gaming will file a joint motion to terminate the Inter Partes Review (IPR) with the United States Patent Trial and Appeal Board involving MGT Gaming’s U.S. Patent No. 7,892,088.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 4th largest daily fantasy sports wagering platform, www.DraftDay.com. The Company also offers games of skill through www.MGTplay.com and social casino games with SlotChamp™, and is building an online portal for fantasy sports news and commentary, www.FantasySportsLive.com. In addition, the Company owns intellectual property relating to slot machines and has asserted its claims via patent infringement lawsuits.

Forward-looking statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com